Exhibit 99.1


                      Playtex Reports Results for the First
          Quarter 2006; Announces $15 million Stock Repurchase Program


    WESTPORT, Conn.--(BUSINESS WIRE)--April 26, 2006--Playtex
Products, Inc. (NYSE: PYX) reported results for the first quarter ended April 1, 2006, reiterated guidance for the year and announced the approval of a stock repurchase program.

    Summary of Results

    Net sales of retained brands were up 3% for the 13-week period ended April 1, 2006 to $176.0 million, versus $171.3 million for the 14-week period ended April 2, 2005. This was the ninth consecutive quarter of year over year net sales growth for retained brands. Sales growth during the quarter was somewhat mitigated by the impact of inventory destocking programs by certain of the Company's retail customers. Reported net sales in the first quarter 2005 were $186.7 million, including sales of brands which were divested late in 2005.
    Net income, excluding charges and gains, was $12.1 million, or $0.19 per diluted share in the first quarter 2006, down slightly from the comparable quarter last year, of $12.6 million or $0.21 per diluted share. Earnings per diluted share were impacted by a 3% increase in weighted average shares outstanding in 2006 versus 2005. On a reported basis, first quarter 2006 net income was $9.4 million or $0.15 per diluted share, versus $15.0 million or $0.24 per diluted share the prior year, which includes the impact of charges and gains in 2006 and 2005.
    A reconciliation of the results "as reported", which are in accordance with GAAP, to results "excluding charges and gains", which is a non-GAAP measure, is included on the Consolidated Statements of Income Data, and related notes thereto, attached to this release.

    Segment Sales

    In the first quarter 2006, Feminine Care net sales grew slightly versus the prior year quarter. Gentle Glide tampon net sales growth was driven by increased promotions at retail. Gentle Glide gains in the quarter were offset by lower net sales of Beyond tampons, and the impact of exiting the marginal Heat Therapy and private label tampon businesses.
    As previously announced, the Company is increasing prices of its Gentle Glide tampons beginning in June of 2006 to help offset product cost increases. This price increase will incorporate new packaging and new tampon counts per box of Gentle Glide in order to be more consistent with industry norms. Because of the implementation costs for these changes, the Company expects to benefit from the price increases beginning in 2007.
    Playtex's Skin Care net sales grew 9% in the quarter versus the prior year quarter, as each brand in the segment continued to show strong growth. Net sales of Banana Boat sun care products grew due to continued strong sell-in of its new 2006 products. Banana Boat net sales were also positively impacted by lower returns from the 2005 season, as well as lower estimated returns for the 2006 season resulting from business improvements. Wet Ones hand and face wipes showed continued growth in the quarter due to category growth and new product sales, and Playtex gloves also had strong sales for the quarter.
    Infant Care net sales declined 3% in the first quarter 2006 versus year ago as promotional discounts and lower sales of Diaper Genie more than offset higher sales of Playtex bottles and pacifiers. The Company will be launching a second Diaper Genie pail system in the third quarter of 2006 behind patented product improvements.

    Additional First Quarter 2006 Results

    Gross profit margins in the first quarter 2006 increased 180 basis points versus last year due to better overall mix benefiting from the brand divestitures, and also due to improved Skin Care gross profit margins. Skin Care margins improved versus prior year due to lower sun care returns and the positive impact from the recent acquisition of the remaining Banana Boat distribution rights. These benefits, in addition to restructuring and realignment savings, more than offset the negative margin impact from higher raw material costs in the quarter versus the prior year quarter. Gross profit in dollars declined versus the prior year quarter due to the lower sales as a result of the divestiture of the non-core brands.
    Operating income, excluding charges and gains, was $34.6 million, in the first quarter 2006 versus $38.8 million, in the prior year quarter. The decline in operating income is due primarily to lost operating income of $3.3 million on non-core brands, and non-cash equity compensation expenses of $2.2 million in 2006 versus zero in 2005. Further increases in raw material costs, and higher advertising and sales promotion costs, were more than offset by the savings from the restructuring and realignment programs and higher Skin Care margins as described above. Reported operating income was $34.6 million in the first quarter 2006 versus $40.6 million in the prior year quarter.
    Interest expense declined by $3.3 million - or 18% - in the first quarter 2006 versus prior year as a result of the Company's deleveraging program and the extra week of interest in the first quarter 2005.
    Chairman and Chief Executive Officer, Neil P. DeFeo stated, "We are pleased with our continued growth and operating results in the first quarter. During the first quarter we launched new products in Infant Care and Skin Care, grew net sales of retained brands, continued to strengthen gross margins in spite of higher raw material costs, and bought back $49 million in bonds."

    2006 Guidance Reiterated

    The Company reiterated its guidance for 2006. Excluding net sales of the brands divested in 2005, net sales for 2006 are expected to be up mid-single digits versus the prior year. On a reported basis, net sales for 2006 are expected to be down low-single digits versus the prior year due to the $48.6 million of divested brand sales in 2005.
    The Company expects 2006 operating income to be between $103 million and $108 million. This compares to 2005 operating income, excluding charges and gains, of $107 million. Last years operating income included more than $8 million of operating income from the divested brands.
    Depending upon market conditions, including availability and cost, the Company expects to continue to repurchase debt on the open market and possibly call a portion of its 9 3/8% Notes, which are callable in June 2006, in accordance with the indenture. The Company has targeted to buy back $100 million in bonds during 2006, and it has repurchased $49.0 million in 8% Notes so far in 2006 toward this goal. As a result of these planned debt repurchases, interest expense is expected to decline by about $7 million in 2006 versus the prior year.
    Mr. DeFeo stated, "We continue to execute well against our strategic objectives, and are on track to deliver the results we have indicated. As we've previously stated, this year we expect to more than double the number of new product launches versus 2005, with new products to be launched in all three of our segments. We plan to announce the details of each new product launch as we begin shipping them later this year. We remain committed to achieving our goals."

    New Stock Repurchase Program

    The Company's Board of Directors has authorized a one-year stock buy-back program to allow for the repurchase of up to an aggregate value of $15 million of its Common Stock from time to time in open market or privately negotiated transactions. The stock repurchase program is subject to prevailing market conditions and other considerations including restrictions under the Company's credit facilities and debt indentures.
    Mr. DeFeo concluded, "We are pleased to announce a stock repurchase program, the first in Playtex's history. This will provide us with the ability to buy our stock, which, among other things, will allow us to mitigate the dilutive impact of the Company's equity compensation programs on our earnings per share."

    Playtex will hold a conference call with analysts and investors at 10:30 a.m. EDT on Thursday, April 27th. The dial in number is 866-831-6267 and the passcode is 13248518.

    A digital replay of the conference call will be available through Thursday, May 4th. The replay number is 888-286-8010. The passcode is 18333951. To access the webcast of this call (live and replay), please go to the "Investor Relations" portion of our web site www.playtexproductsinc.com.

    This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this press release, and on our web site, is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Skin Care and Infant Care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones, and Playtex gloves.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to implement higher prices and launch new products, the inability buy-back stock or bonds in the open market, the inability to earn higher returns for shareholders, grow net sales, operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the inability to save targeted amounts as part of the restructuring and realignment plans, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, the ability to ship new products on targeted dates, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of
 Results "As Reported"
 in accordance with
 GAAP to Results
 "Excluding
 Charges / Gains"
 (1), a non-GAAP
 measure.                        Three Months Ended
              --------------------------------------------------------
                      April 1, 2006              April 2, 2005
              ---------------------------- ---------------------------
                                                     Charges Excluding
                 As     Charges  Excluding    As     / Gains   Charges
              Reported    (2)     Charges  Reported    (3)     / Gains
              --------- -------- --------- --------- -------- --------
Net sales:
 Feminine Care $ 54,258 $     -  $ 54,258  $ 54,018  $     -  $54,018
 Skin Care       76,532       -    76,532    70,506        -   70,506
 Infant Care     45,235       -    45,235    46,800        -   46,800
              --------- -------- --------- --------- -------- --------
   Subtotal     176,025       -   176,025   171,324        -  171,324
 Divested             -       -         -    15,361        -   15,361
              --------- -------- --------- --------- -------- --------
Total net
 sales          176,025       -   176,025   186,685        -  186,685
Cost of sales    78,824       -    78,824    87,013     (330)  86,683
              --------- -------- --------- --------- -------- --------
  Gross profit   97,201       -    97,201    99,672      330  100,002

Operating
 expenses:
 Selling,
  general and
  administrative 61,928       -    61,928    57,759    2,875   60,634
 Restructuring,
  net                 -       -         -       735     (735)       -
 Amortization of
  intangibles       637       -       637       608        -      608
              --------- -------- --------- --------- -------- --------
   Total
    operating
    expenses     62,565       -    62,565    59,102    2,140   61,242

  Operating
   income:
   Feminine
    Care         14,692       -    14,692    16,610        -   16,610
   Skin Care     23,080       -    23,080    18,503        -   18,503
   Infant Care   11,954       -    11,954    13,954        -   13,954
   Corporate    (15,090)      -   (15,090)  (11,750)  (1,810) (13,560)
              --------- -------- --------- --------- -------- --------
     Subtotal    34,636       -    34,636    37,317   (1,810)  35,507
   Divested           -       -         -     3,253        -    3,253
              --------- -------- --------- --------- -------- --------

  Total
   operating
   income        34,636       -    34,636    40,570   (1,810)  38,760

 Interest
  expense, net   14,490       -    14,490    17,751        -   17,751
 Expenses
  related
  to retirement
  of debt         4,407  (4,407)        -     4,746   (4,746)       -
 Other expense       17       -        17        21        -       21
              --------- -------- --------- --------- -------- --------

  Income before
   income taxes  15,722   4,407    20,129    18,052    2,936   20,988

 Provision for
  income taxes    6,303   1,763     8,066     3,083    5,295    8,378
              --------- -------- --------- --------- -------- --------

  Net income   $  9,419 $ 2,644  $ 12,063  $ 14,969  $(2,359) $12,610
              ========= ======== ========= ========= ======== ========

 EPS: Basic
  and Diluted  $   0.15          $   0.19  $   0.24           $  0.21

 Weighted average
  shares
  outstanding:
   Basic         62,681            62,681    61,245            61,245
   Diluted       63,550            63,550    61,468            61,468


The table below
 reconciles EBITDA
 to net income, the
 most directly
 comparable GAAP
 measure.

 Net income    $  9,419          $ 12,063  $ 14,969           $12,610
 Provision for
  income taxes    6,303             8,066     3,083             8,378
 Interest
  expense, net   14,490            14,490    17,751            17,751
 Amortization
  of
  intangibles       637               637       608               608
 Depreciation     3,606             3,606     3,959             3,959
              ---------          --------- ---------          --------

 EBITDA (4)    $ 34,455          $ 38,862  $ 40,370           $43,306
              =========          ========= =========          ========

   See accompanying Notes to Consolidated Statements of Income Data.


                        PLAYTEX PRODUCTS, INC.
            NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA

1)  We have presented the "Charges / Gains" and "Excluding Charges
    / Gains" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant events and transactions that occurred during the fiscal periods presented, that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific generally accepted accounting principles in the United States ("GAAP") measures, including net income, operating income and gross profit. Management utilizes this information to better understand its operating results as well as the impact and progress on certain strategic initiatives. The columnar information under the caption "Charges / Gains" and "Excluding Charges / Gains" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

2)  The first quarter of 2006 includes the following charges:

    -- Premiums of $3.7 million, and a write off of $0.7 million of unamortized deferred financing fees relating to the repurchase of $49.0 million principal of our 8% Senior Secured Notes ("8% Notes"); and

3) Included in the results for the first quarter of 2005 are the following:

    -- A $3.0 million lawsuit award, included in selling, general and administrative expenses ("SG&A"),

    -- A restructuring charge of $0.7 million, a restructuring related charge included in cost of sales of $0.3 million and a restructuring related charge included in SG&A of $0.1 million as a result of our strategic realignment announced in February 2005,

    -- Premiums of $4.0 million and the write off $0.7 million of unamortized deferred financing fees relating to the repurchase of $41.3 million principal of our 8% Notes, and

    -- A tax benefit of $4.1 million related to the repatriation of cash from a foreign subsidiary.

4) EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA and EBITDA "excluding charges / gains" (see Note (1) above), are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

    We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

    -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

    -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

    Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance GAAP and using EBITDA only supplementally.


                        PLAYTEX PRODUCTS, INC.
                      CONSOLIDATED BALANCE SHEETS
             (Unaudited, in thousands, except share data)

                                             April 1,     December 31,
                                               2006           2005
                                           ------------   ------------
                  Assets

Current assets:
  Cash & cash equivalents                   $   18,438     $   94,447
  Receivables, less allowance for doubtful
   accounts of $1,422 and $1,376 for 2006
   and 2005, respectively                      128,534         90,776
  Inventories                                   62,673         62,109
  Deferred income taxes, net                    12,982         12,859
  Other current assets                           7,751         10,411
                                           ------------   ------------
    Total current assets                       230,378        270,602

Net property, plant and equipment              110,664        110,314
Goodwill                                       485,610        485,610
Trademarks, patents & other intangibles,
 net                                           124,157        124,753
Deferred financing costs, net                   10,711         12,095
Other noncurrent assets                          1,026          1,164
                                           ------------   ------------
    Total assets                            $  962,546     $1,004,538
                                           ============   ============

    Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                          $   30,044     $   32,509
  Accrued expenses                              77,007         82,654
  Income taxes payable                           3,226          4,440
                                           ------------   ------------
    Total current liabilities                  110,277        119,603

Long-term debt                                 636,198        685,190
Deferred income taxes, net                      70,002         66,012
Other noncurrent liabilities                    20,135         19,616
                                           ------------   ------------
    Total liabilities                          836,612        890,421
                                           ------------   ------------

Stockholders' equity:
  Common stock, $0.01 par value, authorized
   100,000,000 shares, issued and
   outstanding 63,589,624 shares at
   April 1, 2006 and 63,573,621 shares
   December 31, 2005                               636            636
  Additional paid-in capital                   549,489        556,865
  Retained earnings (accumulated deficit)     (421,085)      (430,504)
  Accumulated other comprehensive income        (3,106)        (3,098)
  Unearned equity compensation                       -         (9,782)
                                           ------------   ------------
    Total stockholders' equity                 125,934        114,117
                                           ------------   ------------
    Total liabilities and stockholders'
     equity                                 $  962,546     $1,004,538
                                           ============   ============


                        PLAYTEX PRODUCTS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                  Three Months Ended
                                                 --------------------
                                                  April 1,   April 2,
                                                    2006       2005
                                                 ---------   --------
Cash flows from operations:
  Net income                                      $  9,419   $ 14,969
  Adjustments to reconcile net income to net
   cash used for operations:
    Depreciation                                     3,606      3,959
    Amortization of intangibles                        637        608
    Amortization of deferred financing costs           635        707
    Equity compensation                              2,233         --
    Deferred income taxes                            3,854      1,788
    Premium on bond repurchases                      3,659      3,992
    Write-off of deferred fees related to
     retirement of debt                                748        754
    Other, net                                          91        291
    Net changes in operating assets and
     liabilities:
      Receivables                                  (37,818)   (29,041)
      Inventories                                     (589)     3,282
      Accounts payable                                (236)   (11,257)
      Accrued expenses                              (5,624)    (3,611)
      Other                                          2,120       (146)
                                                 ---------   --------
        Net cash used for operations               (17,265)   (13,705)
Cash flows from investing activities:
   Capital expenditures                             (4,100)    (1,982)
   Payments for intangible assets                   (2,177)      (848)
                                                 ---------   --------
        Net cash used for investing activities      (6,277)    (2,830)
Cash flows from financing activities:
   Long-term debt repurchases                      (48,965)   (41,250)
   Premium on debt repurchases                      (3,659)    (3,992)
   Proceeds from issuance of stock                     158        689
                                                 ---------   --------
        Net cash used for financing activities     (52,466)   (44,553)
Effect of exchange rate changes on cash                 (1)      (206)
                                                 ---------   --------
Decrease in cash and cash equivalents              (76,009)   (61,294)
Cash and cash equivalents at beginning of period    94,447    137,766
                                                 ---------   --------
Cash and cash equivalents at end of period        $ 18,438   $ 76,472
                                                 =========   ========
Supplemental disclosures of cash flow information:
  Interest paid                                   $ 12,981   $ 18,549
  Income tax paid, net                            $  3,646   $  1,497





    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262